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                                                                     EXHIBIT 4.2

                      1989 NON-QUALIFIED STOCK OPTION PLAN

                              GB FOODS CORPORATION

1.  Purpose.

    The purpose of the Plan is to promote the growth and general prosperity of GB FOODS CORPORATION (herein called the "Company") by permitting the Company, by grant of options (herein "Option" or "Options") to purchase shares of its Common Stock, to attract and retain the best available personnel for positions of substantial responsibility as officers, directors, consultants, legal counsel and others who would perform services valuable to the Company (hereinafter generally referred to as "Optionee").

2.  Administration.

    The Plan shall be administered by the Board of Directors of the Company. Subject to the provisions of the Plan, the Board of Directors shall have sole authority, in its absolute discretion, to determine which of the eligible individuals shall receive Options, the time when Options shall be granted, the terms of such Options (which may differ from one another), and the number of shares to be optioned and shall have authority to do everything necessary or appropriate to administer the Plan including, without limitation, interpreting the Plan. All decisions, determinations and interpretations of the Board of Directors shall be final and binding on all Optionees.

3.  Eligibility.

    The Board of Directors may grant Options to any key employee, including an officer or director of the Company, any stockholder of the Company, any director of the Company, any attorney for the Company or any individual performing services for the Company that the directors deem valuable to the Company.

4.  Stock to be Optioned.

    Subject to the provisions of Section 10, no Options may be granted hereunder if the effect of granting such Option would be to cause the aggregate number of Options issued under this plan to exceed 100,000 shares.

5.  Term.

    The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 9.

6.  Option Exercise Price.

    The option price per share of the Common Stock to be issued under the Plan shall be its market price at the date of grant of the Option.

7.  Exercise of Option by Optionee.

    (a) The number of shares optioned to an Optionee will be available to the Optionee at any time after the grant in total or in share lots not less than one thousand shares (1,000). Provided, however, in any event, the Board of Directors of the Company may determine specific terms and conditions of any of the Options granted to an Optionee. An Option may not be exercised for fractional shares of the stock of the Company.

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    An Option may be exercised in installments and at any time and from time to time during the period commencing on the date(s) established by the Board of Directors or the Executive Committee at the time of the grant of Options and ending ten (10) years from the date of grant of such Option with respect to all or part of the shares covered by such Option, subject, however, to the further restriction contained in this Section 7.

    In the event the Company or the shareholders of the Company enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, a reorganization, a liquidation, or otherwise, any Option granted shall become immediately exercisable with respect to the full number of shares subject to that Option, notwithstanding the preceding paragraphs of this Section 7(a), during the period commencing as of the date of such agreement and ending when the disposition of assets or stock contemplated by the agreement is consummated or the agreement is terminated.

    (b) An Option shall be exercised when written notice of such exercise has been given to the Company at its principal business office by the person entitled to exercise the Option and full payment for the shares with respect to which the Option is exercised has been received by the Company. Until the issuance of the stock certificates, no right to vote or receive dividends or any other rights associated with the ownership of stock shall exist with respect to optioned shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stuck certificate is issued except as provided in
Section 10.

    (c) An Option may be exercised by an Optionee who is a director, officer, or employee only while he is, and has continually been since the date of the grant of the Option, a director or officer of the Company, its subsidiaries, its parent, or its successor companies, and for a period ending three (3) months after such Optionee has terminated his continuous activity with the Company, except that if his continuous service terminates by reason of his death, to the extent that installments have accrued and remain unexercised on the date of the Optionee's death, such Option of the deceased Optionee may be exercised within one year after the death of such Optionee, but in no event later than five (5) years after the date of grant of such Option, by (and only by) the person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution.

    (d) An Option may be exercised in accordance with this Section 7 as to all or any portion of the shares subject to the Option from time to time, but shall not be exercisable with respect to fractions of a share.

8.  Options not Transferable by Employees.

    As to employees only, Options under the Plan may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of an employee/Optionee only by such employee/Optionee.

9.  Amendment or Termination of the Plan.

    (a) The Board of Directors may amend the Plan from time to time in such respects as the Board may deem advisable.

    (b) The Board of Directors may at any time terminate the Plan. Any such termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been terminated.

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10. Adjustments Upon Changes In Capitalization.

    If all or any portion of an Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising such an Option shall receive, for the aggregate price payable upon such exercise of the Option, the aggregate number and class of shares which, if shares of Common Stock (as authorized at the date of the granting of such Option) had been purchased at the date of granting of the Option for the same aggregate price (on the basis of the price per share provided in the Option) and had not been disposed of, such person or persons would be holding at the time of such exercise, as a result of such purchase and any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation; provided, however, that no fractional share be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. In the event of any such change in the outstanding Common Stock of the Company, the aggregate number and class of shares remaining available under the Plan shall be that number and class which a person, to whom an Option had been granted for all of the available shares under the Plan on the date preceding such change, would be entitled to receive as provided in the first sentence of this Section 10.

11. Agreement and Representations of Optionee.

    As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

12. Reservation of Shares of Common Stock.

    The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of its stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such stock as to which such requisite authority shall not have been obtained.

DATE PLAN ADOPTED BY BOARD OF DIRECTORS:   October 26, 1989

DATE PLAN APPROVED BY STOCKHOLDERS:

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